UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 25, 2004

Veritas DGC Inc.

(Exact Name of Registrant As Specified In Its Chapter)

Delaware (State or other jurisdiction of incorporation)	001-7427 (Commission File No.)	76-0343152 (IRS Employer Identification No.)

10300 Town Park
Houston, Texas 77072
(Address of Principal Executive Offices) (Zip Code)

832-351-8300
(Registrant’s Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION
SIGNATURE
EXHIBIT INDEX
Press Release dated as of February 25, 2004
Press Release dated as of February 25, 2004

ITEM 5. OTHER EVENTS

Floating Rate Convertible Senior Notes

     On February 25, 2004, Veritas DGC Inc. (the “Registrant”) issued a press release announcing that it intends to offer a new issue of Floating Rate Convertible Senior Notes Due 2024. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

     The information contained in this Current Report on Form 8-K, including the exhibits hereto, is neither an offer to sell nor a solicitation of an offer to purchase any of the securities to be offered. The securities to be offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Results of Second Fiscal Quarter

     On February 25, 2004, the Registrant announced its results for the second fiscal quarter. Revenue for the second quarter was $147.8 million, an increase of 18% compared to the prior year’s second quarter. Net income increased to $14.2 million, or $0.42 per share, versus $4.5 million, or $0.14 per share, in the prior year’s second quarter. Revenue for the second quarter and six months breaks down as follows:

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2004	2003	2004	2003
	(millions)		(millions)
Multi-client:
Land	$15.9	$18.9	$29.8	$29.9
Marine	67.7	46.7	93.6	92.0

Subtotal	83.6	65.6	123.4	121.9
Contract:
Land	31.7	32.0	68.4	80.3
Marine	32.5	27.7	60.3	60.6

Subtotal	64.2	59.7	128.7	140.9
Total Revenues	$147.8	$125.3	$252.1	$262.8

     Our results for the three and six months ended January 31, 2004 were as follows:

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2004	2003	2004	2003
	(unaudited)
	(in thousands, except per share amounts)

Revenues	$147,770	$125,321	$252,120	$262,828
Costs of services	114,690	102,672	231,525	221,384
Research and development	3,695	3,045	7,140	6,053
Selling, general and administrative	6,383	7,810	12,574	15,483

Operating income	23,002	11,794	881	19,908
Interest expense	4,197	4,425	8,475	8,367
Other expense (income) – net	(72)	(22)	(37)	1,212

Income before provision for income taxes	18,877	7,391	(7,557)	10,329
Income taxes	4,638	2,901	4,551	4,276

Net income (loss)	$14,239	$4,490	$(12,108)	6,053

Earnings Per Share:
Basic:
Net income (loss) per common share	$.42	$.14	$(.36)	$.18

Weighted average common shares	33,745	33,235	33,668	33,193

Diluted:
Net income (loss) per common share	$.42	$.14	$(.36)	$.18

Weighted average common shares	33,952	33,249	33,668	33,220

Multi-client

     Multi-client revenue increased by 27% compared with the prior year’s second quarter. Revenue from shelf sales (i.e. sales of existing data) more than doubled, while prefunding revenue decreased by more than 50% due to reduced numbers of in-progress surveys.

     Marine multi-client revenue increased by 45% compared with the prior year’s second quarter. Shelf sales were particularly strong in the Gulf of Mexico and Nigeria, with sales in Brazil and the North Sea contributing to the excellent results. Prefunding revenue was generated on surveys in the Gulf of Mexico, Nigeria and Brazil.

     Land multi-client revenue decreased by 16% compared with the prior year’s second quarter due to lower prefunding and decreased investment. Shelf sales were steady, with most of the revenue generated from surveys in Wyoming and Oklahoma.

Contract

     Contract revenue increased by 8% compared with the prior year’s second quarter. Marine contract revenue increased 17% while contract land revenue remained relatively flat. During the quarter, the Company performed contract marine surveys in West Africa, the Mediterranean and India and operated land crews in Canada, Alaska, the Lower 48, Argentina and Oman.

Operating Income

     Operating income as a percent of revenue increased to 16% compared to 9% in the prior year’s second quarter. Margins increased due to the dominance of multi-client shelf sales in the overall revenue mix. Contract margins were relatively flat.

     General and administrative expense decreased by $1.4 million from the prior year’s second quarter. The largest single portion of this decrease, $0.6 million, was due to expense reduction efforts implemented in the prior fiscal year.

Income Tax

     The Company’s effective tax rate for the quarter was 25%, significantly lower than the 39% rate in the second quarter of fiscal year 2003. The reduction is due to the utilization of previously unrecognized deferred tax assets. Most of the Company’s current tax expense comes in the form of withholding taxes in various non-U.S. jurisdictions.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (c) Exhibits

Exhibit No.	Description
99.1	Press Release of Veritas DGC Inc. dated as of February 25, 2004 (convertible senior notes)

99.2	Press Release of Veritas DGC Inc. dated as of February 25, 2004 (results of second fiscal quarter)

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On February 25, 2004, the Registrant issued a press release reporting financial results for its second fiscal quarter ended January 31, 2004. A copy of the press release is attached hereto as Exhibit 99.2.

     THE INFORMATION CONTAINED IN ITEM 12 OF THIS CURRENT REPORT, INCLUDING EXHIBIT 99.2 ATTACHED HERETO, SHALL NOT BE DEEMED “FILED” FOR THE PURPOSES OF SECTION 18 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, NOR SHALL IT BE DEEMED INCORPORATED BY REFERENCE INTO ANY REGISTRATION STATEMENT OR OTHER FILING PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, EXCEPT AS OTHERWISE EXPRESSLY STATED IN SUCH FILING.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Veritas DGC INC. (Registrant)
/s/ Larry L. Worden
Larry L. Worden
Date: February 25, 2004	Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Veritas DGC Inc. dated as of February 25, 2004 (convertible senior notes)

99.2	Press Release of Veritas DGC Inc. dated as of February 25, 2004 (results of second fiscal quarter)